Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pall Corporation

We consent to the use of our reports dated September 8, 2014, with respect to the consolidated balance sheets of Pall Corporation and subsidiaries as of July 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2014, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of July 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Melville, New York
December 15, 2014